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                                  Exhibit 10nn.

                                 PROMISSORY NOTE
                                 ---------------

US$ 2,300,000.00

                                                   Buenos Aires, October 4, 2001

CAR SECURITY S.A. ("Car Security"), domiciled at Avenida del Libertador 4598, 1426 Buenos Aires, Argentina, hereby promises to unconditionally pay ON DEMAND and WITHOUT PROTEST to LoJack Corporation ("LoJack") "NO A LA ORDEN", the amount of US$ Two Million Three Hundred Thousand (U.S. dollars 2,300,000.00). Said much thereof as may from time to time be advanced and remain unpaid hereunder. Said payment shall only be made in U.S. dollars (effective payment in foreign currency clause, section 44, third paragraph, Decree 5965/63) to the order of LoJack at its offices located at Westwood Executive Center, 200 Lowder Brook Road, Suite 1000, Westwood, MA 02090, U.S.A.

Car Security shall also pay LoJack financing interest at an interest rate fixed at nine percent (9%) per annum, compounded monthly.

In the event that, as a consequence of foreign exchange controls, restrictions on the transfer of foreign currency from or to the Republic of Argentina or by reason of any other action taken by a competent governmental body, we were prevented from making the relevant payment in the currency agreed, we shall deliver to the legitimated holder hereof, at the latter's option: a) External Bonds of the Republic of Argentina or any other U.S. dollar-denominated securities issued by the National Government of any series chosen by the legitimated holder hereof, at its sole discretion, in such number and with such nominal value as shall suffice so that upon the sale thereof in a foreign market, at the option of the legitimated holder hereof, the proceeds in U.S. dollars, net of all expenses, fees and/or taxes that may be payable by reason of its transfer or sale, shall be equal to the amount in U.S. dollars payable; or
b) the amount in legal tender then in force in the Republic of Argentina as may be required to acquire External Bonds of the Republic of Argentina or any other U.S. dollar-denominated securities issued by the National Government of any series chosen by the legitimated holder hereof, at its sole discretion, in such number and with such nominal value as shall suffice so that upon the sale thereof in a foreign market, at the option of the legitimated holder hereof, the proceeds in U.S. dollars, net of all expenses, fees and/or taxes that may be payable by reason of its transfer or sale, shall be equal to the amount in U.S. dollars payable. In either case, any of the above procedures shall only be regarded as a discharge of obligations once the legitimated holder hereof shall have received the entire amount of U.S. dollars due hereunder.

Car Security expressly waives its right to invoke its inability to fulfill any payment obligation based on acts of God or force majeure events (section 514 of the Civil Code). Car Security further represents that, upon executing this acknowledgement of obligations, it is fully familiar with the current economic and financial conditions (including the exchange rate ratio among the Argentine currency, the Euro and the U.S. dollar set forth in law

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23.928 as amended by law 25.445), having considered all possible consequences arising from those acts and having acted with the independent advice it has deemed convenient, for which reason it expressly waives the right to invoke hardship ("teoria de la imprevision") as contemplated in section 1198 of the Argentine Civil Code, the unconscionability theory and/or any other doctrine, concept or theory already established or which may be established in the future either by law, case law or doctrine, which may in any way release Car Security from the full, total and timely performance of its obligations as acknowledged hereunder.

In case of lack of payment upon presentation of this promissory note, penalty interest shall accrue hereon at a rate equal to 1.5 times the interest rate charged by the Banco de la Nacion Argentina (Lending Rate) for discount transactions of 30-day negotiable instruments.

For all legal purposes arising from this Promissory Note, Car Security establishes special domicile at Avenida del Libertador 4600, 1426 Buenos Aires, Argentina, where all notices served shall be deemed validly given. We expressly accept that such domicile shall be regarded as our domicile ad litem for all judicial purposes in the terms of section 40 and related sections of the Argentine Code of Civil and Commercial Procedure. We submit to the jurisdiction of the Ordinary First Instance Courts hearing Commercial Matters of the City of Buenos Aires, expressly waiving any other venue or jurisdiction.

The amount of this promissory note represents the sole and total amount of principal due under US$2,300,000.00 LoJack equipment financing agreed on even date and under the pledge and guarantee agreements executed on even date.

Pursuant to the provisions of section 36 of Executive Order 5965/63, the term for presentation of this promissory note is extended to [5] years counted as from the issuance date hereof.

This Promissory Note is issued under the terms of Decree 5965/63 of the Republic of Argentina.



CAR SECURITY S.A.

/s/ Carlos Roberto Mackinlay
-------------------------------
By: Carlos Roberto Mackinlay
Title: President of the Board

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